UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Market Place Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2008, CEP Mid-Continent LLC, a wholly-owned subsidiary of Constellation Energy Partners LLC (the “Company”), entered into a definitive purchase agreement (the “Purchase Agreement”) with CoLa Resources LLC (“CoLa”) to acquire all of CoLa’s interests in 83 non-operated producing wells located in the Woodford Shale in the Arkoma Basin, Oklahoma with an average net revenue interest per well of 9.16 % for an aggregate purchase price of approximately $53.4 million, subject to purchase price adjustments (the “Acquisition”). The Company will obtain 13.1 Bcfe of proved reserves developed producing with an estimated daily net production of 5.7 MMcfe. CoLa is an affiliate of Constellation Energy Group, Inc. (“CEG”), the Company’s sponsor. Under the Purchase Agreement, the Company will have the right to assert, and CoLa will have the right to attempt to cure, certain title defects post-closing. CoLa’s post-closing payment obligations with respect to title defects and indemnities will be secured, in part, by a guaranty from Constellation Energy Commodities Group, Inc., a wholly-owned subsidiary of CEG (“CCG”) to be delivered at closing. The maximum amount of the CCG guaranty is limited to (i) 20% of the purchase price, with respect to indemnity obligations, and (ii) with respect to title defect obligations, the amount of certain potential title defects, such amount to be calculated as provided in the Purchase Agreement. The amount of CCG’s guaranty with respect to title defect obligations will decrease after closing as title curative is received or CoLa receives proceeds of production from wellbores as to which payments of production proceeds had not commenced as of the closing date and which are attributable to periods prior to the effective time of the Purchase Agreement.

The Company’s obligation to close the Acquisition is conditioned upon the receipt of financing under its existing reserve based debt facility. Currently, the Company is in the process of expanding its reserve based debt facility in order to, among other things, consummate the Acquisition. The Company has entered into several derivative transactions to hedge future production from the wells. These hedges are guaranteed by CEG until the closing of the Acquisition and the assets purchased secure the Company’s reserve based debt facility. There can be no assurance that all of the conditions to closing the Acquisition will be satisfied. The Company expects the Acquisition to close in March 2008, subject to customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: February 25, 2008	By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer